Exhibit 10.1 – Asset Purchase Agreement Among Online Credit Limited

and USA.Com, Inc. Dated June 8, 2001

ASSET PURCHASE AGREEMENT

Among

Online Credit Limited

as the Purchaser

and

eVision USA.Com, Inc.

as the Seller

Dated:

June 8, 2001

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of June 8, 2001, is entered into by eVision USA.Com, Inc. and Online Credit Limited.

        WHEREAS, eVision and Online entered into four separate outstanding Debenture Debt agreements whereby Online provided a total original of $7,500,000 in loans to eVision; and

        WHEREAS, eVision desires to pay a significant portion of this Debenture debt and Online agrees to accept assets in consideration of the Debenture Debt;

        NOW THEREFORE, in consideration of the terms, conditions, and covenants herein contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

When used in this Agreement, the following terms shall have the respective meanings set forth below:

“Agreement” shall mean this Asset Purchase Agreement, including all exhibits and schedules thereto, as the same may hereafter be amended, modified or supplemented from time to time.

“Assets” shall mean

1)	all debt, equity and derivative instruments of eBanker that eVision owns, except that owned by eVision’s subsidiary American Fronteer Financial Corporation, as of the date of this Agreement consisting of:

a. 1 Series A preferred share,

b. 1,083,533 common shares,

c. 330,000 warrants to purchase shares @ $3.00 expiring 8/11/03,

d. 307,692 warrants to purchase shares @ $8.00 expiring 3/31/05,

e. 307,692 warrants to purchase shares @ $9.00 expiring 3/31/05 and

f. $660,000 face value in 10% convertible debentures;

2)	all shares of Global Growth that eVision owns as of the date of this Agreement; and

3)	1,050,000 shares of Global Med that eVision owns as of the date of this Agreement.

“Business” shall mean all business conducted by the companies underlying the Assets, as currently constituted and operated and as the same continues to be constituted and operated until the Closing.

“Closing” shall mean the consummation of the transactions contemplated in this Agreement which will occur on the Effective Time.

“Contracts and Other Agreements” shall mean all contracts, agreements, warranties, guaranties, indentures, bonds, options, leases, subleases, easements, mortgages, plans, collective bargaining agreements, licenses, purchase orders, sales orders, commitments or binding arrangements of any nature whatsoever, express or implied, written or unwritten, and all amendments thereto, entered into by or binding upon the Business or to which any of its properties may be subject, other than those, if any which constitute Excluded Assets or relate exclusively to the Excluded Assets.

“Debenture Debt” shall mean debt pursuant to the four outstanding debenture agreements between eVision and Online being:

°	The $4,000,000 10% Convertible Debenture Due December 15, 2007 dated December 30, 1997 and all subsequent amendments;

°	The $1,500,000 10% Convertible Debenture Due December 15, 2007 dated May 17, 1998;

°	The $1,000,000 10% Convertible Debenture Due December 15, 2007 dated August 5, 1998; and

°	The $1,000,000 12% Convertible Debenture Due December 15, 2007 dated November 17, 1998 which subsequently had $160,000 in principal paid down under the “Supplemental Letter of Agreement to the $500,000 12% convertible debenture due March 24, 1999 dated September 25, 1998 and all subsequent amendments issued by eVision to Online Credit and the $1,000,000 12% convertible debenture due December 15, 2007 dated November 17, 1998 issued by eVision to Online Credit” dated May 24, 2001.

“Documents” shall mean documents referenced in this Agreement including documents to be drafted pursuant to a provision in this Agreement.

“eBanker” shall mean eBanker USA.com, Inc., a Colorado, USA company.

“Effective Time” shall mean five (5) business days following the date of the Agreement as stated in the heading of this Agreement.

“eVision” shall mean eVision USA.Com, Inc., a Colorado, USA company.

“Excluded Assets” shall mean all assets not defined as Assets, including any receivables, payables or agreements between the companies underlying the Assets and eVision.

“Global Growth” shall mean Global Growth Inc., a British Columbia, Canada company.

“Global Med” shall mean Global Med Technologies, Inc., a Colorado, USA company.

“Law” shall mean any law, statute, regulation, ordinance, requirement, announcement or other binding action or requirement of an authority.

“Lien or Other Encumbrance” and “Lien and Other Encumbrance” shall mean any lien, pledge, mortgage, security interest, lease, charge, conditional sales contract, option, restriction, reversionary interest, right of first refusal, voting trust arrangement, preemptive right, claim under bailment or storage contract, easement or any other adverse claim or right whatsoever.

“Online” shall mean Online Credit Limited, a Hong Kong company.

“Parties” shall mean Online and eVision collectively.

ARTICLE II

PAYMENT AND SATISFACTION OF DEBENTURE DEBT

2.1	Payment of Debenture Debt. Upon the Closing of this Agreement, eVision shall pay $7,314,316 to Online in satisfaction of certain Debenture Debt. As payment of the $7,314,316, eVision shall deliver the Assets to Online. Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of eVision and Online herein set forth, at the Closing, eVision shall sell, transfer, convey, assign and deliver to Online, by appropriate deeds, bills of sale, assignments and other instruments satisfactory to the Online and its counsel, all of eVision’s right, title and interest, as of the Effective Time, in and to the Assets. Online agrees to accept the Assets in reduction of the Debenture Debt in the amount of $7,314,316.

eVision shall deliver to Online the certificates, or transfer such assets to accounts designated by Online.

The Assets shall be conveyed free and clear of all liabilities, obligations, Liens and Other Encumbrances, excepting only those liabilities and obligations which are expressly to be assumed by Online hereunder and those Liens and Other Encumbrances securing the same which are specifically disclosed herein or expressly permitted by the terms hereof.

2.2	Satisfaction of Debenture Debt. As consideration, eVision’s payment shall satisfy $7,314,316 of Debenture Debt that Online currently holds, consisting of $6,749,924 in principal and $564,392 in accrued and unpaid interest. Accrued and unpaid interest is based on a date of May 31, 2001. No interest will accrue on the $6,749,924 in debenture principal that is satisfied by this agreement subsequent to May 31, 2001. The Parties understand that the interest amount of $564,392 is approximated, but it is understood that as at May 31, 2001 eVision will have no outstanding balance of accrued but unpaid interest due to Online for the Debentures. Online agrees to execute Debenture Cancellation Agreements, substantially in the same form as that attached as Schedule A.

2.3	Remaining Outstanding Debenture Debt. The remaining outstanding Debenture Debt shall be evidenced with a $590,076 Debenture due 2007 bearing 8% interest. This Debenture shall be evidenced in a contract substantially in the same form as that attached as Schedule B.

2.4	Cancellation of eVision Management Agreement. Subject to the consent of eBanker, which shall be sought upon the Closing of this Agreement, eVision agrees to cancel its management agreement with eBanker, dated August 10, 1998.

2.5	Cancellation of Inter-Company Payables owed to eVision by Global Growth. As consideration eVision agrees to cancel and forgive all inter-company payables, including but not limited to a loans owed to eVision by Global Growth.

2.6	Business Examinations and Physical Investigations of Assets. Prior to the Effective Time and for a reasonable time thereafter Online shall be entitled, through its employees and representatives, to make such investigations and examinations of the Business of the Assets as Online may request. In order that Online may have the full opportunity to do so, eVision will furnish Online and its representatives during such period with all information concerning the Business of the Assets as Online or such representatives may request and cause the Business’ officers, employees, consultants, agents, accountants and attorneys to cooperate fully with Online and such representatives and to make full disclosure of all information and documents requested by Online and/or such representatives. Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances. No investigation by Online shall, however, diminish or obviate in any way, or affect Online’s right to rely upon, any of the representations, warranties, covenants or agreements of eVision contained in this Agreement or in any other eVision Document. Whether or not the Closing shall take place, eVision hereby waives any cause of action, right, or claim arising out of the access of Online or its representatives to any trade secrets or other confidential business information of eVision from the date of this Agreement until the Closing Date, except for the intentional competitive misuse by Online or its representatives of such trade secrets or other confidential business information if the Closing does not take place.

2.7	Transactions at the Closing. At the Closing, the following shall occur:

a.	Online shall designate instruments of sale, transfer, conveyance, assignment and confirmation, and eVision shall take such further actions, as Online may reasonably deem necessary or desirable in order to convey Assets to Online, and to confirm Online’s title to, all of the Assets, to put Online in actual possession and operating control thereof and to assist Online in exercising all rights with respect thereto; and

b.	eVision shall deliver relevant books and records of the Assets to Online.

ARTICLE III

ASSUMPTION OF LIABILITIES

3.1	Liabilities Not Assumed. Except to the extent expressly assumed by Online, Online shall not assume or be liable for any liabilities or obligations of the Assets, whether the same are direct or indirect, fixed, contingent or otherwise, known or unknown, whether existing at the Effective Time or arising thereafter as a result of any act, omission or circumstance taking place prior to the Effective Time.

To the extent that the assignment of any contract, license, lease, commitment, or receivable to be assigned to Online shall require the consent of any other party to such contract, license, lease, commitment, or receivable, this agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof. eVision shall use its best efforts to obtain the consent of the other party to such contract, license, lease, commitment, or receivable to the assignment thereof to Online. If such consent is not obtained on or before the Closing Date, eVision shall cooperate with Online in any reasonable arrangement designed to provide for Online the benefits under any such contract, license, lease, commitment, or receivable, including enforcement, at the cost and for the benefit of Online, of any and all rights of eVision against the other party thereto arising out of the breach or cancellation by such other party or otherwise.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF eVISION

eVision hereby represents and warrants to Online:

4.1	Organization and Good Standing. eVision is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation; has all requisite power to own, lease and operate its assets, properties and business and to carry on its business as conducted during the twelve-month period prior to the date hereof, as now conducted and as proposed to be conducted; and is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction in which the nature of its business or the location of its properties requires such qualification or licensing, except for such jurisdictions where the failure to so qualify or be licensed would not have any adverse effect on the enforceability of any of the material Contracts or the eVision’s ability to bring lawsuits, or a material adverse effect upon the condition (financial or otherwise), assets, liabilities, Business, operations or prospects of the Assets, or eVision’s ability to perform fully its obligations under this Agreement and the other eVision Documents.

4.2	Authority to Execute and Perform Agreements. eVision has all requisite power, authority and approvals required to enter into, execute and deliver this Agreement and all of the other eVision Documents and to perform fully the eVision’s obligations hereunder and thereunder.

4.3	Due Authorization; Enforceability. eVision has taken all actions necessary to authorize it to enter into and perform fully its obligations under this Agreement and all of the other eVision Documents and to consummate the transactions contemplated herein and therein. This Agreement is, and as of the Closing Date, the other eVision Documents will be, the legal, valid and binding obligations of eVision, enforceable in accordance with their respective terms.

4.4	No Violation. Neither the execution or delivery by eVision of this Agreement or any of the eVision Documents nor the consummation of the transactions contemplated herein or therein will: (a) violate any provision of the Articles of Incorporation, bylaws or other charter documents of the eVision; (b) violate, conflict with or constitute a default under, permit the termination or acceleration of, or cause the loss of any rights or options under, any material Contract; (c) require any authorization, consent or approval of, exemption or other action by, or notice to, any party to any material contract; (d) result in the creation or imposition of any Lien or Other Encumbrance upon any of the Assets which is of a character not permitted by this Agreement; or (e) violate or require any consent or notice under any Law or order to which eVision or any of its properties is subject.

ARTICLE V

FINANCIAL CONDITION

5.1	Financial Statements. eVision has presented to Online its audited balance sheets of the Businesses, the related statements of income and retained earnings and the related statements of changes of financial position or cash flows, which where required are, certified by the eVision’s independent certified public accountants, whose reports thereon are included therewith, and said financial statements (a) were prepared in accordance with the books and records of eVision; (b) were prepared in accordance with generally accepted accounting principles consistently applied (except that of the unaudited balance sheets and the related statements of income do not contain all of the information required by generally accepted accounting principles); (c) fairly present the Business’ financial condition and the results of its operations as of the relevant dates thereof and for the periods covered thereby; (d) contain and reflect all necessary adjustments and accruals for a fair presentation of the Business’ financial condition and the results of its operations for the periods covered by said financial statements (except that the unaudited balance sheet, and the related statements of income are subject to year-end audit and adjustments, the net effect of which will not represent a material adverse change in the financial condition of the Business); and (e) with respect to contracts and commitments for the sale of goods or the provision of services by eVision, contain and reflect adequate reserves for all reasonably anticipated material losses and costs and expenses in excess of expected receipts.

5.2	Absence of Certain Changes. Except where specifically indicated herein, eVision has held the Assets only in the ordinary course consistent with its past practices and has not:

a.	suffered any change, event or condition which, in any case or in the aggregate, has had or could reasonably be expected to have a material adverse effect upon the Asset’s condition (financial or otherwise), assets, liabilities, Business, operations or prospects, the value or utility of the Assets, or eVision’s ability to consummate the transactions contemplated herein;

b.	suffered any destruction, damage to or loss of any Asset (whether or not covered by insurance) which could reasonably be expected to have a material adverse effect upon the condition (financial or otherwise), assets, liabilities, Business, operations, or prospects of the Assets, the value or utility of the Assets or eVision’s ability to consummate the transactions contemplated herein;

c.	discharged or satisfied any Lien or Other Encumbrance affecting any of the Assets other than those then required to be discharged or satisfied, or paid any obligation or liability, whether absolute, accrued, contingent or otherwise, and whether due or to become due, other than current liabilities shown on the Balance Sheet and current liabilities incurred since the Balance Sheet Date in connection with the purchase of goods or services in the ordinary course of the Business and consistent with its prior practices;

d.	mortgaged, pledged or subjected any of the Assets to any Lien or Other Encumbrance;

e.	sold, transferred, leased to others or otherwise disposed of any of the Assets;

f.	amended or terminated any material Contract or any License or Permit or received any notice of termination of any of the same; and

g.	instituted, settled or agreed to settle any litigation, action, proceeding or investigation before any court or governmental body relating to eVision or to the Assets or suffered any actual or threatened litigation, action, proceeding or investigation before any court or governmental body relating to eVision or the Assets.

RTICLE VI

CORPORATE CONDITION

6.1	General. eVision has in all material respects complied with, and is now in all material respects in compliance with, all Laws and Orders applicable to eVision or the Assets or the operation of the Business, and no material capital expenditures will be required in order to insure continued compliance therewith. No other franchise, license, permit, order or approval of any Authority is material to or necessary to operate the Assets as previously conducted during the twelve-month period prior to the date hereof, as presently conducted or as proposed to be conducted.

6.2	Litigation. An accurate and complete description of every pending or, to the knowledge of the eVision, threatened adverse claim, dispute, governmental investigation, suit, action (including, without limitation, nonjudicial real or personal property foreclosure actions), arbitration, legal, administrative or other proceeding of any nature, domestic or foreign, criminal or civil, at law or in equity, by or against or otherwise affecting the Assets, as known by eVision, has been presented to Online. eVision has delivered to Online copies of all relevant court papers and other documents relating to the matters.

6.3	Title to Assets. Without limiting the representations and warranties as to specific classes of Assets contained elsewhere herein, eVision has good and marketable title to each of the Assets owned by it and the valid and enforceable right to receive and/or use each of the Assets in which eVision has any other interest, free and clear of all Liens and Other Encumbrances. The delivery to Online of the instruments of transfer of ownership contemplated by this Agreement will at the Effective Time vest good and marketable title to, or the valid and enforceable right to receive and/or use, each such Asset in Online, free and clear of all Liens and Other Encumbrances.

6.4	Full Disclosure. eVision has heretofore made all of the Books and Records available to Online for its inspection and has heretofore delivered to Online copies of all agreements and documents. All documents and other papers delivered to Online by or on behalf of eVision in connection with this Agreement and the transactions contemplated herein are accurate, complete and authentic. Furthermore, the information furnished to Online by or on behalf of eVision in connection with this Agreement and the transactions contemplated herein does not contain any untrue statement of a material fact and does not omit to state any material fact necessary to make the statements made, in the context in which they are made, not false or misleading. There is no fact which eVision has not disclosed to Online in writing which could reasonably be expected to have a Material adverse effect upon the condition (financial or otherwise), assets, liabilities, business, operations, properties or prospects of the Assets.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF ONLINE

Online represents and warrants to eVision as follows:

7.1	Organization and Good Standing. Online is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation; has all requisite power to own, lease and operate its assets, properties and business and to carry on its business as conducted during the twelve-month period prior to the date hereof, as now conducted and as proposed to be conducted; and is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction in which the nature of its business or the location of its properties requires such qualification or licensing, except for such jurisdictions where the failure to so qualify or be licensed would not have any adverse effect on the enforceability of any of the material Contracts or Online’s ability to bring lawsuits, or a Material adverse effect upon the condition (financial or otherwise), assets, liabilities, Business, operations or prospects of the Online, or Online’s ability to perform fully its obligations under this Agreement and the other Online Documents.

7.2	Authority to Execute and Perform Agreements. Online has all requisite power, authority and approvals required to enter into, execute and deliver this Agreement and all of the other Online Documents and to perform fully Online’s obligations hereunder and there under.

7.2	Due Authorization; Enforceability. Online has taken all actions necessary to authorize it to enter into and perform fully its obligations under this Agreement and all of the other Online Documents and to consummate the transactions contemplated herein and therein. This Agreement is, and as of the Closing Date, the other Online Documents will be, the legal, valid and binding obligations of Online, enforceable in accordance with their respective terms.

7.3	No Violation. Neither the execution or delivery by eVision of this Agreement or any of Online Documents nor the consummation of the transactions contemplated herein or therein will: (a) violate any provision of the Articles of Incorporation, bylaws or other charter documents of Online; (b) violate, conflict with or constitute a default under, permit the termination or acceleration of, or cause the loss of any rights or options under, any material Contract; (c) require any authorization, consent or approval of, exemption or other action by, or notice to, any party to any material Contract; (d) result in the creation or imposition of any Lien or Other Encumbrance upon any of the Assets which is of a character not permitted by this Agreement; or (e) violate or require any consent or notice under any Law or Order to which eVision, the Business or any of its properties is subject.

ARTICLE VIII

CORPORATE CONDITION OF ONLINE

8.1	General. Online has in all material respects complied with, and is now in all material respects in compliance with, all Laws and orders applicable to Online or the Debentures, and no material capital expenditures will be required in order to insure continued compliance therewith. No other franchise, license, permit, order or approval of any Authority is material to or necessary regarding the Debentures.

8.2	Litigation. An accurate and complete description of every pending or, to the knowledge of the Online, threatened adverse claim, dispute, governmental investigation, suit, action (including, without limitation, non-judicial real or personal property foreclosure actions), arbitration, legal, administrative or other proceeding of any nature, domestic or foreign, criminal or civil, at law or in equity, by or against or otherwise affecting the Debentures, as known by Online, has been presented to eVision. Online has delivered to eVision copies of all relevant court papers and other documents relating to the subject matter.

8.3	Absence of Certain Changes. Except where specifically indicated herein, Online has held the Debentures only in the ordinary course consistent with its past practices and has not:

a.	discharged or satisfied any Lien or Other Encumbrance affecting any of the Debentures other than those then required to be discharged or satisfied, or paid any obligation or liability, whether absolute, accrued, contingent or otherwise, and whether due or to become due, other than current liabilities shown on the Balance Sheet and current liabilities incurred since the Balance Sheet Date in connection with the purchase of goods or services in the ordinary course of the Business and consistent with its prior practices;

b.	mortgaged, pledged or subjected any of the Debentures to any Lien or Other Encumbrance;

c.	sold, transferred, leased to others or otherwise disposed of any of the Debentures; and

d.	instituted, settled or agreed to settle any litigation, action, proceeding or investigation before any court or governmental body relating to Online or to the Debentures or suffered any actual or threatened litigation, action, proceeding or investigation before any court or governmental body relating to Online or the Debentures.

8.4	Financial statements. Online represents that it has received and reviewed the financial statements of the Assets.

8.5	Full Disclosure. Online has reviewed all records relating to the Assets available to Online for its inspection.

8.6	Purchase for Investment. Online represents that its purchase hereunder is being made for its own account for investment, and with no present intention of resale. Certain stock certificates presenting the shares purchased under this agreement may be endorsed with the following restrictive legend:

“The Shares represented by this certificate have not been registered under the Securities Act of 1933, and said Shares may not be offered or sold and no transfer will then be made by Online or its transferee except in compliance with the Securities Act of 1933 and the rules and regulations promulgated there under.”

ARTICLE IX

INDEMNIFICATION

9.1	Indemnification. eVision and Online agree to indemnify, defend, and hold the other party harmless from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, including interest, penalties, and reasonable attorney’s fees, assessed against, resulting to, imposed upon or incurred by the other party by reason of or resulting from a breach of any representation, warranty or covenant of that party contained in this Agreement.

ARTICLE X

RELEASE

10.1	Releases. Except for the covenants, agreements, representations, and warranties made herein by the parties and in the assignments and documents to be delivered at the Closing, none of which are hereby released, Online hereby releases eVision, its affiliates, and its respective officers, directors, and employees of and from all claims, demands, and liabilities relating to the Assets that arise after the Effective Date.

RTICLE XI

DISPUTE RESOLUTION

11.1	Resolution of Disputes. In the event of a dispute as to this Agreement and upon written notice to the other party citing this provision, both Parties, including the involvement of the Parties’ respective Board of Directors, agree to negotiate in good faith towards resolution of the dispute.

a.	Expedited Arbitration. In the event that negotiation pursuant to this section does not result in a resolution, disputes shall be resolved by and through an expedited arbitration (“Expedited Arbitration’’) proceeding to be conducted under the auspices of the American Arbitration Association (or any like organization successor thereto) at Denver, Colorado. Such arbitration proceeding shall be conducted in as expedited a manner as is then permitted by the commercial arbitration rules (formal or informal) of the American Arbitration Association. Both the foregoing agreement of the parties to arbitrate any and all such claims, and the results, determination, finding, judgment and/or award rendered through such Expedited Arbitration, shall be final and binding on the parties hereto and may be specifically enforced by legal proceedings. Arbitration may only be initiated after written notice to the other party that negotiations have failed.

b.	Procedure. Any such Expedited Arbitration may be initiated by written notice from either party to the other which shall be a compulsory and binding proceeding on each party. The Expedited Arbitration shall be conducted before a panel of one arbitrator selected in accordance with the rules pertaining to expedited arbitration. The costs of said arbitrator and the Expedited Arbitration shall be borne equally by the parties hereto. Each party shall bear separately the cost of their respective attorneys, witnesses and experts in connection with such Expedited Arbitration. Time is of the essence of this Expedited Arbitration procedure, and the arbitrator shall be instructed and required to render his decision within ten (10) days following completion of the Expedited Arbitration.

c.	Venue and Jurisdiction. Any and all legal proceedings to enforce this Agreement (including any action to compel Expedited Arbitration hereunder or to enforce any award or judgment rendered thereby), shall be governed in accordance with the laws of Colorado.

d.	Exclusive Remedy. The parties agree that arbitration as set forth above shall be the sole means of resolving any disputes, claims and controversies among them arising out of this Agreement.

e.	WAIVER OF JURY TRIAL. BOTH PARTIES HEREBY WAIVE THEIR RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE ARISING UNDER THIS AGREEMENT.

ARTICLE XII

MISCELLANEOUS

12.1	Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.2	Further Assurances.

a.	Future Documents. From time to time following the execution of this Agreement, the Parties shall execute and deliver, or cause to be executed and delivered, to the other party such documents of conveyance and transfer, in form reasonably satisfactory to the other party, as the other party may reasonably request.

b.	Supporting Documents. Parties and their counsel shall have reasonable access to the following supporting documents of the other Parties: copies of the Articles of Incorporation, bylaws, resolutions, and other corporate documents of each Party and all amendments thereto.

12.3	Notices. All notices that are required or may given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if delivered by hand or via a national overnight courier service or mailed by registered or certified mail postage prepaid, as follows:

         If to eVision:        eVision USA.Com, Inc.
                               1888 Sherman Street, 5th Floor
                               Denver, CO 80203
                               Attention: Robert Trapp, Director

         If to Online:         Online Credit Limited
                               2601, Island Place Tower
                               510 King's Road
                               North Point,
                               Hong Kong
                               Attention: Fai Chan, Chairman
All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three (3) business days thereafter. Either party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

12.4	Waivers. Parties, may, by written notice to the other party:

a.	extend the time for the performance of any of the obligations or other actions of the other party under this Agreement;
b.	waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement;
c.	waive compliance with any of the conditions or covenants of the other party contained in this Agreement; or
d.	waive performance of any of the obligations of the other party under this Agreement.

The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

12.5	Amendments, Supplements. This Agreement may only be amended by written document, signed by the Parties.

12.6	Entire Agreement. This Agreement, and any Schedules and Amendments, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party which is not embodied in this Agreement or such other documents, and neither eVision, on the one hand, nor Online, on the other hand, shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein.

12.7	Applicable Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado. All parties agree to the jurisdiction of the State of Colorado and agree to resolve disputes in the courts of Colorado.

12.8	Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.9	Assignment. Neither this Agreement nor any of the Parties’ rights hereunder shall be assignable by any party hereto without the prior written consent, of which shall not be unreasonably withheld, of the other party hereto.

12.10	Required Regulatory Approval. This Agreement is subject to the Parties receiving all required approval from their respective regulatory authorities, if required, including but not limited to the Hong Kong Stock Exchange.

ARTICLE XIII

EXPENSES; CONFIDENTIALITY

13.1	Expenses of Sale. Each Party shall bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated herein.

13.2	Confidentiality. Subject to any obligation to comply with (i) any Law (ii) any rule or regulation of any Authority or securities exchange or (iii) any subpoena or other legal process to make information available to the Persons entitled thereto, whether or not the transactions contemplated herein shall be concluded, all information obtained by any party about any other and all of the terms and conditions of this Agreement shall be kept in confidence by each party, and each party shall cause its shareholders, directors, officers, employees, agents and attorneys to hold such information confidential. Such confidentiality shall be maintained to the same degree as such party maintains its own confidential information and shall be maintained until such time, if any, as any such data or information either is, or becomes, published or a matter of public knowledge; provided, however, that the foregoing shall not apply to any information obtained by the Parties through its own independent investigations of eVision or received by the Parties from a third party not under any obligation to keep such information confidential nor to any information obtained by the Parties which is generally known to others engaged in the trade or business of the Parties; and provided, further, that from and after the Closing, the Parties shall be under no obligation to maintain confidential any such information concerning the Agreement. If this Agreement shall be terminated for any reason, each party shall return or cause to be returned to the other all written data, information, files, records and copies of documents, worksheets and other materials obtained by such party in connection with the transactions contemplated herein.

13.3	Publicity. No publicity release or announcement concerning this Agreement or the transactions contemplated herein shall be issued without advance written approval of the form and substance thereof by the Parties; provided, however, that such restrictions shall not apply to any disclosure required by regulatory authorities, applicable Law or the rules of any securities exchange which may be applicable.

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        IN WITNESS WHEREOF, this Asset Purchase Agreement has been duly executed and delivered by the Parties hereto as of the date first written.

EVISION USA.COM, INC.

By: /s/ Robert H. Trapp

Title: Managing Director

ONLINE CREDIT LIMITED

By: /s/ Peter Wong

Title: Director

Schedule A:

Debenture Cancellation Agreement
between
Online Credit Limited
and
eVision USA.Com, Inc.

__________, 2001

As stipulated in, and for consideration stated in, the Asset Purchase Agreement between Online Credit Limited (Online) and eVision USA.Com, Inc. dated __________, 2001, Online hereby cancels the outstanding balance of [insert one:

°	The $4,000,000 10% Convertible Debenture Due December 15, 2007 dated December 30, 1997 and all subsequent amendments

°	The $1,500,000 10% Convertible Debenture Due December 15, 2007 dated May 17, 1998

°	The $1,000,000 10% Convertible Debenture Due December 15, 2007 dated August 5, 1998

°	The $1,000,000 12% Convertible Debenture Due December 15, 2007 dated November 17, 1998 which subsequently had $160,000 in principal paid down under the “Supplemental Letter of Agreement to the $500,000 12% convertible debenture due March 24, 1999 dated September 25, 1998 and all subsequent amendments issued by eVision to Online Credit and the $1,000,000 12% convertible debenture due December 15, 2007 dated November 17, 1998 issued by eVision to Online Credit” dated May 24, 2001.]

ONLINE CREDIT LIMITED

By:

Title:

Agreed and accepted by:

EVISION USA.COM, INC.

By:

Title:

Schedule B:

THE SECURITIES REPRESENTED BY THIS DEBENTURE MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE CORPORATION.

eVISION USA.COM, INC.

8% Convertible Debenture Due __________________________

$__________________________

___________________________, _______________________

FOR VALUE RECEIVED, eVision USA.Com, Inc., a corporation duly organized and existing under the laws of the State of Colorado (the “Corporation”), hereby promises to pay to the order of Online Credit Ltd. (“Holder”) the principal sum of _____________________, (______________), with interest from the date hereof at the rate of 8% per annum. Interest only shall be payable on the ______________day of ____________________, ______________, with the final payment of the entire unpaid principal balance and all accrued and unpaid interest, if not sooner paid, due and payable on the __________ day of _________________, _____________ (the “Maturity Date”). At the election of Holder, interest due hereunder may be paid in shares of the Common Stock of the Corporation. The Common Stock shall be valued at the Market Conversion Price (as hereinafter defined) as of the business day before the date the interest is due.

        The unpaid principal amount of this convertible Debenture (“Debenture”) and all accrued and unpaid interest hereon shall be due and payable by the Corporation to the Holder on the Maturity Date.

        The Holder shall have the right, exercisable at the Holder’s option at any time and from time to time up to and including the Maturity Date (except that, id this Debenture shall be called for prepayment in full by the Corporation and the Corporation shall not thereafter default in the making of the prepayment, such right shall terminate at the close of business on the business day next preceding the date fixed for prepayment), to convert all or any part of the unpaid principal amount hereof into fully paid and non-assessable shares of Common Stock of the Corporation at the Conversion Price, as defined below, upon surrender or partial surrender of this Debenture to Debenture, upon surrender or partial surrender for conversion as aforesaid, shall be duly endorsed by or accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the Holder or by Holder’s duly authorized attorney. The Corporation shall not be required to issue fractional shares of Common Stock of the Corporation, but shall make adjustment therefore in cash based upon the Conversion Price of the Common Stock of the Corporation as of the date of the conversion. The certificate representing the shares of Common Stock issued upon conversion shall contain a legend restricting the transfer thereof similar to the legend that appears on the top of this Debenture.

        The term “Conversion Price”, as used with reference to any share of Common Stock on any specified date, shall mean the lesser of $0.35 or the Market Conversion Price. The Market Conversion Price shall be determined as follows:

(i) if such stock is listed and registered on any national securities exchange traded on the Nasdaq Stock Market ("Nasdaq"), the average closing sales price over the ten consecutive trading days prior to the date of conversion on such exchange or Nasdaq;

(ii) if such stock is not at the time listed on any such exchange or traded on Nasdaq but is traded on the OTC Bulletin Board, or if not, on the over-the-counter market as reported by the National Quotation Bureau or other comparable service, the average of the closing bid and asked prices for such stock over the ten consecutive trading days prior to the date of conversion; or

(iii) if clauses (i) and (ii) above are not applicable, the fair value per share of such stock as determined in good faith and on a reasonable basis by the Board of Directors of the Corporation and, if requested, set forth in a certificate delivered to the holder of this Debenture upon the conversion hereof.

If any payment of interest or any payment of principal an interest, as the case may be, is not paid by the Corporation within five(5) business days after the date on which such payment shall have become due and payable under this Debenture or upon the bankruptcy or receivership of the Corporation (each, an “Event of Default”), the Holder may, by giving written notice to the Corporation, declare the unpaid principal amount hereof and all accrued and unpaid interest hereon to be immediately due and payable an upon such declaration, the unpaid principal and payable. Upon the occurrence and continuance of an Event of Default and upon notice from Holder to the Corporation, the rate of interest on the Debenture shall increase from 8% per annum to 18% per annum and the Conversion Price shall change to $0.10 per share of Common Stock:

Notwithstanding anything contained herein, Holder shall not be entitled to convert any part of the unpaid principal amount hereof into fully paid and nonassessable share of Common Stock of the Corporation if, at the time of conversion, the Corporation does not have sufficient shares of Common Stock authorized that are not issued and outstanding or reserved for issuance. In such event, the Holder shall only be entitled to convert such part of the unpaid principal amount hereof into such number of fully paid and nonassessable shares of Common Stock of the outstanding and not reserved for issuance. Upon the occurrence of any such election to convert, in the event the Corporation does not have a sufficient number of unissued and reserved shares of Common Stock authorized, the Corporation agrees to call a meeting of its shareholders to be held as soon as possible to propose an amendment to the Corporation’s Articles of Incorporation to increase the number of shares of Common Stock that the Corporation is authorized to issue to enable the Holder to completer the Holder’s requested conversion. Nothing contained herein shall prevent the Corporation from issuing and reserving for issuance such number of shares of the Corporation’s Common Stock as the Board of Directors of the Corporation deems appropriate, in its sole discretion, after the date hereof whether or not such issuance or reservation would prevent the Holder from exercising the Holder’s conversion rights contained herein.

Should the indebtedness represented by this Debenture or any part thereof be collected at law or in equity, or in bankruptcy, receivership or any other court proceedings (whether at the trial or appellate level), or should this Debenture be placed in the hands of attorneys for collection upon the occurrence of an Event of Default, the Corporation agrees to pay, in addition to the principal and interest due and payable hereon, all costs of collection, including reasonable attorneys’ fees.

This Debenture may be prepaid, in part or in whole, at the option of the Corporation, at any time or from time to time prior to the Maturity Date, to the Holder without premium or penalty, together with accrued interest to the date fixed for prepayment; provided, however, that prepayment in full of this Debenture by the Corporation shall require not less 30 nor more than 60 days prior notice of prepayment to the Holder.

Subject to compliance with the provision of the Securities Act of 1933, as amended, this Debenture is transferable in the manner authorized by law. Upon surrender of this Debenture for transfer, accompanied by a written instrument of transfer in form satisfactory to the Corporation, a new Debenture or Debentures, for a like aggregate principal amount, will be issued to the transferee.

Prior to the transfer of this Debenture, the Corporation may deem and treat all Holder hereof as the absolute owner hereof (whether or not this Debenture shall be overdue) for the purpose of receiving payment of or on account of the principal hereof and interest hereon, and for all other purposes, and the Corporation shall not be affected by any notice to the contrary.

Except as expressly provided for herein, the Corporation hereby waives presentment, demand, notice of demand, protest, notice of protest and notice of dishonor an any other notice required to be given by law in connection with the delivery, acceptance, performance, default or enforcement.

This Debenture shall be governed and construed in accordance with the laws of the State of Colorado.

IN WITNESS WHEREOF, eVision USA.Com, Inc. caused this Debenture to be signed by a duly authorized officer on the date first above written.

                                                                                                      eVISION USA.COM, INC.

                                                                                                      By: